Exhibit 99.1
NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, Illinois 60601-5382, 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             Leslie Loyet
Chairman & CEO                          Analysts/Investors
(312) 346-8100                          (312) 640-6672
                                        lloyet@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:
Tim Grace
Media Inquiries
(312) 640-6667
tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                ORI:  NYSE
FRIDAY, MAY 19, 2006

              OLD REPUBLIC ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

CHICAGO, May 19, 2006 - Old Republic International Corporation (NYSE: ORI) today announced that its Board of Directors had approved the following senior management appointments effective July 1, 2006:

     * James A. Kellogg, 54, currently President of the Old Republic General Insurance Group, has been appointed to President and Chief Operating Officer of the Corporation. In this position he becomes the fifth president in Old Republic's 83-year history, succeeding Al Zucaro, 67, who continues as the Corporation's Chairman and Chief Executive Officer.

     * R. Scott Rager, 57, currently Chairman and Chief Executive Officer of Old Republic's Great West Casualty Company operating subsidiary, has been elevated to President and Chief Operating Officer of the Old Republic General Insurance Group, succeeding Jim Kellogg. Additionally, Scott Rager was named to the new position of Senior Vice President-Administration and Planning of the Corporation.

In addition to these new responsibilities, Scott Rager will join Old Republic's Office of the Chief Executive Officer which, as a result, will consist of:

Jim Kellogg (54),
  President & Chief Operating Officer
Spencer LeRoy (60),
  Senior Vice President, General Counsel & Secretary
Karl Mueller (46),
  Senior Vice President & Chief Financial Officer
Chris Nard (42),
  Senior Vice President-Mortgage Guaranty
Scott Rager (57),
  Senior Vice President-General Insurance
Rande Yeager (57),
  Senior Vice President-Title Insurance
Al Zucaro (67),
  Chairman and Chief Executive Officer

                                     -more-

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In making this announcement,  Al Zucaro noted,  "This strengthened  alignment of senior executive responsibilities is intended to assure the continuity of our enterprise as a successful long-term undertaking for the common benefit of our shareholders and insurance subsidiaries' policyholders. The above-named managers are supported by a cadre of long-tenured executives and key associates deeply committed to Old Republic's culture of managing for the long haul. We are thrilled in being able to assure the continuity and consistency of our business philosophy with home grown talent."

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $11.6 billion and capitalization of $4.0 billion. Its current stock market valuation is approximately $4.9 billion.



         For the latest news releases and other corporate documents on
                          Old Republic International,
                           visit www.oldrepublic.com





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